 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated July 24, 2019, relating to the consolidated financial statements of Better Choice Company, Inc. formerly Sport Endurance, Inc. (the “Company”), appearing in the Annual Report on Form 10-KT of the Company for the four months ended December 31, 2018 and year ended August 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RBSM LLP

New York, New York

October 25, 2019